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                            RENEWAL
                  COMMERCIAL PROMISSORY NOTE

This is a renewal note for which documentary stamps have previously been paid; no additional documentary stamps are due hereon.

Borrower: Florida Income Fund, L.P., Limited Partnership
Dated: As of June 20th, 1995

$2,566,146.71                 Maturity Date:  November 4, 1996

The undersigned (jointly and severally, if more than one) promise(s) to pay to the order of Barnett Bank of Lee County, N.A. (which together with its successors and assigns is called "Payee") at its offices at 2000 Main Street, Fort Myers, Florida 33901, the following:

The principal of Two Million Five Hundred Sixty-Six Thousand One
Hundred Forty-Six and 71/100 Dollars ($2,566,146.71) together with interest thereon from the date hereof as described below is due on the date(s) described below:

                 Interest Calculation Options

The interest rate is a variable rate of 1-1/2 percent per annum simple interest in excess of the "Base Rate". The Base Rate is the interest rate announced from time to time as its Prime Rate by Barnett Banks, Inc., (The Prime Rate is a reference rate for the information and use of the bank in establishing the actual rates to be charged its borrowers) and the variable rate applied to this loan will be adjusted from time to time as the Base Rate changes. Interest shall be calculated on the basis of a 360 day year for actual days elapsed.

                        Payment Options

The payments are due as follows: Principal and Interest payments are due in multiple payments on the following terms:

As to Principal Payments:  Principal payments are due as follows:
Monthly principal payments of $3,400 commencing July 1, 1995 and on the first day of each calendar month thereafter until maturity on November 4, 1996, at which time the balance is due in full.

As to interest payments: Interest, to the extent accrued as of any payment date is due on each day designated above for payment of principal.


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                          Collateral

This note is secured by the following specific collateral:
Mortgage and Security Agreement, dated December 23, 1986, and recorded in O.R. Book 1887, Page 1153, as modified in O.R. Book 1977, Page 43, O.R. Book 1977, Page 44, O.R. Book 2125, Page 3822,
O.R. Book 2125, Page 3824, and of even date herewith, all recorded or to be recorded in Public Records of Lee County, Florida.

                         Late Charges

If any payment hereunder (other than a final balloon payment) is not made within ten days after it is due, the undersigned shall pay to Payee a late charge equal to five (5%) percent of the late payment.

                         General Terms

Notwithstanding anything herein to the contrary, the interest rate applicable to this note shall at no time exceed the maximum rate permitted by applicable law whether now or hereafter in effect. All payments will be applied first to accrued interest and then to principal. This note may be prepaid at any time.

If this note is not payable on demand, Payee may declare it immediately due and payable either (i) when permitted under any security agreement or mortgage now or hereafter in effect securing payment hereof; or (ii) if Payee deems itself insecure; or (iii) upon any default in the payment of any sum due hereunder or due by the maker hereof to the Payee under any other promissory note or under any security instrument or other written obligation of any kind now existing or hereafter created; or (iv) upon the insolvency, bankruptcy, dissolution, death or incompetency of any maker, endorser or guarantor hereof. After maturity, whether by acceleration or otherwise, this note shall bear interest at the maximum rate permitted by law (but in no event at a rate which is higher than the maximum rate permitted by law).

Each maker, endorser and guarantor, jointly and severally; (1) promises to pay all collection costs, including a reasonable attorney's fee, whether incurred in connection with collection, trial, appeal or otherwise; (ii) waives presentment, demand, notice of dishonor and protest; and (iii) gives the Payee a security interest in any funds or other assets from time to time on deposit with or in possession of the Payee, and the Payee may, at any time, set off the indebtedness evidenced by this note against any such funds or other assets. In addition to any specific collateral listed herein, this note is also secured by all collateral covered by any security agreement which by its terms covers this note.

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                             MAKERS:

                             Florida Income Fund, L.P.,
                             Limited Partnership
                             an Iowa limited partnership (a/k/a
                             Florida Income Fund and Florida
                             Income Fund, L.P.)

                                 By:  Mariner Capital
                                      Management, Inc.
                                      Managing General Partner


                                 By:  Lawrence A. Raimondi
                              Title:  President
                            Address:  13391 McGregor Boulevard
                                      Fort Myers, FL 33919
                                      (SIGNATURE)


Witness or Acknowledgement:

The foregoing instrument was acknowledged before me this 26th day of June 1995.



Stephanie M. Harris
Notary Public, State of Florida at Large
My Commission Expires: December 21, 1996
(SIGNATURE)







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